AgroFresh Solutions Reports Results for Third Quarter and First Nine Months of 2021

•Third quarter 2021 net sales were $49.2 million, a decrease of 6.8% (or 7.1% on a constant currency basis) versus the prior year period due to Northern Hemisphere harvest timing and extreme weather events; year-to-date net sales increased 4.1% versus the prior year period.
•Diversification revenue (i.e. excluding sales of SmartFresh TM for apples) grew 14.6% for the trailing twelve month period ended September 30, 2021 versus the twelve months ended September 30, 2020, and represented 41.3% of consolidated revenues during this period.
•Net income of $0.8 million for the third quarter of 2021, as compared to net loss of $29.7 million for the third quarter of 2020. For the nine months ended September 30, 2021 net loss was $8.3 million, compared to net loss of $50.3 million in the prior year period.
•Adjusted EBITDA1 of $20.5 million for the third quarter of 2021, compared to $25.0 million in the prior year period. For the nine months ended September 30, 2021 adjusted EBITDA decreased 2.2% to $35.6 million versus $36.4 million in the prior year period.
•Company expects to generate full year growth of net sales and adjusted EBITDA compared to 2020.

PHILADELPHIA, November 10, 2021 — AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions devoted to fighting food loss and waste, today announced its financial results for the third quarter ended September 30, 2021, which corresponds to the first half of the Northern Hemisphere harvest season.
Clint Lewis, Chief Executive Officer, commented, "In the third quarter, which marks the start of the Northern Hemisphere season, our customers were impacted by the well reported weather-related challenges that negatively impacted fruit quality and storage volumes, which in turn adversely impacted our SmartFresh business. This includes the late frost in Europe impacting the pear crop in key markets such as Italy and France and the extreme heat wave in the Pacific Northwest apple growing region where crop yield is now expected to be down 10% to 15% from last year. In addition, our results were impacted by the timing of sales recognition on a year over year basis with some expected customer buying shifting to the fourth quarter versus what had occurred in the third quarter of 2020. It is for this reason that we reiterate it’s more appropriate to assess our performance on calendar year halves in order to get a full seasonal view in each hemisphere. Nonetheless, as we have previously communicated, we continue to expect to generate growth in both net sales and adjusted EBITDA for the full year 2021."
Mr. Lewis added, "Our diversification initiatives remain on track and will continue to be the engine of growth as we move ahead. I'm pleased with our ability to drive growth in diversification revenue for the third consecutive quarter, growing 14.6% on a last twelve month basis, which speaks to the focus we are bringing to the organization. Our continued success with our ‘Growth by Diversification’ strategy also helps to build a natural hedge against certain known risks in agriculture such as weather. Further, diversification across products, platforms, crops, and geographies, reduces the adverse impact that any one of these variables can have on our results.”

1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.

Financial Highlights for the Third Quarter of 2021
Net sales for the third quarter of 2021, which marks the first half of the Northern Hemisphere season, decreased 6.8%, to $49.2 million, compared to $52.8 million in the third quarter of 2020. Excluding foreign currency translation impacts, which increased revenue by $0.1 million as compared to the third quarter of 2020, revenue decreased 7.1%. The majority of the net sales decrease was driven by lower fruit volumes in storage resulting from challenged growing conditions and weather impacts that reduced fruit quality. This was particularly acute in the North America region which saw an unprecedented heat wave that impacted apple production, and was the primary driver behind the 12% decline in the SmartFresh for apple business. Additionally, a late frost in key European growing areas had extreme effects on the pear crop. The balance of the decrease was associated with harvest timing, as compared to the prior year period, which was only partially offset by growth in the Fungicides & Disinfectants and Coatings categories.
Gross profit for the third quarter was $34.1 million, compared to $39.3 million in the prior year period. Gross profit margin was 69.4% as compared to 74.4% in the prior year period, with the variance due to product mix which was primarily influenced by the decrease in SmartFresh for apple revenue. The lower gross margin also reflects the Company’s transition to a more diversified product portfolio.
Research and development costs were $3.3 million in the third quarter of 2021, compared to $2.9 million in the prior year period. This increase was driven primarily by the timing of projects.
Selling, general and administrative expenses decreased 9.0% to $12.3 million in the third quarter of 2021, as compared to $13.5 million in the prior year period, due to a continued focus on cost control.
Third quarter 2021 net income was $0.8 million, compared to net loss of $29.7 million in the prior year period. During 2020, the Company recorded a $24.7 million valuation allowance against carryforwards of cumulative net operating losses related to the change of control for federal income tax purposes associated with the PSP investment which resulted in increased tax provisions.
Adjusted EBITDA decreased by $4.5 million to $20.5 million in the third quarter of 2021, compared to $25.0 million in the prior year period. Adjusted EBITDA margin was 41.6% in the third quarter of 2021, versus 47.3% in the prior year period.
As of September 30, 2021, cash and cash equivalents were $43.3 million.
Financial Highlights for the First Nine Months of 2021
Net sales for the nine months ended September 30, 2021 were $110.1 million, an increase of 4.1% versus the prior year period. The impacts of foreign currency translation increased revenue by $1.3 million for the first nine months of 2021; excluding this impact, revenue increased approximately 2.9%. The net sales increase was primarily the result of strength in the categories of Fungicides & Disinfectants, and Other 1-MCP solutions, such as SmartFresh diversification and Harvista, as well as Coatings. This was partially offset by lower sales of SmartFresh for apples and pears due to the weather impacts on the Northern Hemisphere crop.
Gross profit for the nine months ended September 30, 2021 increased 0.5% to $77.6 million, as compared to $77.3 million in the prior year period. Gross profit margin was 70.5% as compared to 73.1% for the prior year period. The lower gross margin reflects the Company’s transition to a more diversified product portfolio.
Research and development expenses increased $1.7 million to $10.1 million in the nine months ended September 30, 2021 versus the prior year period driven primarily by the timing of projects.
Selling, general and administrative expenses decreased 1.2% to $39.5 million for the nine months ended September 30, 2021. There were non-recurring costs associated with M&A, litigation, refinancing and severance in the amount of $3.4 million in the first nine months of 2021 and $2.8 million in the first nine months of 2020. Excluding these items, selling general and administrative expenses decreased 2.8% as compared to the same period last year.
Net loss was $8.3 million in the nine months ended September 30, 2021, compared to net loss of $50.3 million in the prior year period. During 2020, the Company recorded a $24.7 million valuation allowance against carryforwards of cumulative net operating losses related to the change of control for federal income tax purposes associated with the PSP investment which resulted in increased tax provisions. During 2021, the Company recognized $14.4 million income due to a litigation settlement.
Adjusted EBITDA decreased by $0.8 million, or 2.2%, to $35.6 million in the nine months ended September 30, 2021, compared to $36.4 million in the prior year period. Adjusted EBITDA margin was 32.3% in the nine months ended September 30, 2021, as compared to 34.4% in the prior year period.

Conference Call
The Company will host a conference call and webcast today at 4:30 p.m. ET where members of the executive management team will discuss these results with additional comments and details. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 p.m. ET, November 10, 2021 through November 24, 2021. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13724487.
Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA and net sales on a constant currency basis. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including for incentive bonuses and bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information to evaluate the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA, as well as constant currency net sales, to their most comparable GAAP measures are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is an AgTech innovator and global leader with a mission to reduce food loss/waste and conserve the planet’s resources by providing a range of science-based solutions, data-driven digital technologies and high-touch customer services. AgroFresh supports growers, packers and retailers with solutions across the food supply chain to enhance the quality and extend the shelf life of fresh produce. The AgroFresh organization has 40 years of post-harvest experience across a broad range of crops, including revolutionizing the apple industry with the SmartFresh™ Quality System for more than 20 years. This is powered by a comprehensive portfolio that includes plant-based coatings, equipment and proprietary solutions that help improve the freshness supply chain from harvest to the home. Visit agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; risks associated with the Company's substantial level of indebtedness; risks associated with acquisitions and investments; changes in applicable laws or regulations; conditions in the global economy, including the effects of the coronavirus outbreak; and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.:
ICR Inc.

Jeff Sonnek - Investor Relations
Jeff.Sonnek@icrinc.com
646-277-1263

Michael Wolfe - Media Relations
Michael.Wolfe@icrinc.com
475-747-8015

AgroFresh Solutions, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2021	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$43,322	$50,030
Accounts receivable, net of allowance for doubtful accounts of $2,205 and $2,061, respectively	59,289	63,204
Inventories	21,334	24,579
Other current assets	23,431	17,219
Total Current Assets	147,376	155,032
Property and equipment, net	11,941	12,432
Goodwill	6,569	6,925
Intangible assets, net	557,386	589,201
Deferred income tax assets	8,523	9,699
Other assets	11,010	12,494
TOTAL ASSETS	$742,805	$785,783

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,255	$19,634
Current portion of long-term debt	3,326	3,378
Income taxes payable	3,259	3,471
Accrued expenses and other current liabilities	28,270	25,976
Total Current Liabilities	49,110	52,459
Long-term debt	254,596	264,491
Other noncurrent liabilities	6,443	6,432
Deferred income tax liabilities	38,336	37,834
Total Liabilities	348,485	361,216

Commitments and contingencies (see Note 21)
Temporary Equity:
Series B convertible preferred stock, par value $0.0001; 150 shares authorized and designated and 145 shares outstanding at September 30, 2021, and 150 shares authorized, designated and outstanding at December 31, 2020	147,008	143,728
Redeemable non-controlling interest	8,005	8,446
Stockholders’ Equity:
Common stock, par value $0.0001; 400,000 shares authorized, 53,000 and 53,092 shares issued and 52,339 and 52,431 outstanding at September 30, 2021 and December 31, 2020, respectively	5	5
Preferred stock, par value $0.0001; 0.001 share authorized and outstanding at September 30, 2021 and December 31, 2020	—	—
Treasury stock, par value $0.0001; 661 shares at September 30, 2021 and December 31, 2020	(3,885)	(3,885)
Additional paid-in capital	535,612	552,776
Accumulated deficit	(252,188)	(244,836)
Accumulated other comprehensive loss	(40,237)	(31,667)
Total Stockholders' Equity	239,307	272,393
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$742,805	$785,783

AgroFresh Solutions, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$49,178	$52,770	$110,094	$105,775
Cost of sales (excluding amortization of intangibles, shown separately below)	15,035	13,511	32,453	28,492
Gross profit	34,143	39,259	77,641	77,283
Research and development expenses	3,329	2,852	10,123	8,389
Selling, general, and administrative expenses	12,282	13,494	39,453	39,925
Amortization of intangibles	10,830	10,973	32,092	32,866
Grant income	—	—	—	(2,974)
Operating income (loss)	7,702	11,940	(4,027)	(923)
Other (expense) income	(299)	96	14,053	1,596
Debt modification and extinguishment expenses	—	(5,028)	—	(5,028)
(Loss) gain on foreign currency exchange	(918)	1,390	436	2,466
Interest expense, net	(5,465)	(4,922)	(16,571)	(18,401)
Income (loss) before income taxes	1,020	3,476	(6,109)	(20,290)
Income taxes expense	208	33,214	2,175	30,013
Net income (loss) including non-controlling interest	812	(29,738)	(8,284)	(50,303)
Less: Net (loss) income attributable to non-controlling interest	(182)	315	(441)	348
Net income (loss) attributable to AgroFresh Solutions, Inc.	994	(30,053)	(7,843)	(50,651)
Less: Dividends on convertible preferred stock	6,248	4,400	18,580	4,400
Net loss attributable to AgroFresh Solutions, Inc. common stockholders	($5,254)	($34,453)	($26,423)	($55,051)

Loss per share of common shares:
Basic	($0.10)	($0.68)	$(0.51)	$(1.08)
Diluted	($0.10)	($0.68)	$(0.51)	$(1.08)

Weighted average shares of common stock outstanding:
Basic	51,583	51,002	51,323	50,766
Diluted	51,583	51,002	51,323	50,766

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including for incentive bonuses and bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss including non-controlling interest:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
GAAP net income (loss) including non-controlling interest	$812	($29,738)	($8,284)	($50,303)
Depreciation and amortization	11,522	11,630	34,122	34,775
Interest expense (1)	5,465	4,922	16,571	18,401
Income taxes expense	208	33,214	2,175	30,013
Non-GAAP EBITDA	$18,007	$20,028	$44,584	$32,886
Adjustments:
Share-based compensation	976	943	2,147	2,705
Severance related costs (2)	29	356	1,616	430
Other non-recurring costs (3)	242	—	1,762	2,383
Loss (gain) on foreign currency exchange (4)	918	(1,390)	(436)	(2,466)
Debt modification and extinguishment costs	—	5,028	—	5,028
Other expense (income) (5)	301	—	301	(2,974)
Litigation settlement	—	—	(14,392)	(1,600)
Total Adjustments	2,466	4,937	(9,002)	3,506
Non-GAAP Adjusted EBITDA	$20,473	$24,965	$35,582	$36,392

(1)    Interest on debt and accretion for debt discounts.
(2)    Severance costs related to restructuring and cost optimization initiatives.
(3)    Costs related to certain professional and other infrequent or non-recurring fees, including those associated with restructuring, litigation and M&A related fees.
(4)    Loss (gain) on foreign currency exchange relates to net gains and losses resulting from transactions denominated in a currency other than the Company's functional currency.
(5)    Other expense (income) relates primarily to grant income.

The following is a reconciliation between net sales on a non-GAAP constant currency basis to GAAP net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
GAAP net sales	$49,178	$52,770	$110,094	$105,775
Impact from changes in foreign currency exchange rates	(146)	—	(1,289)	—
Non-GAAP constant currency net sales (1)	$49,032	$52,770	$108,805	$105,775

(1)     The company provides net sales on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The impact from foreign currency, calculated on a constant currency basis, is determined by applying prior period average exchange rates to current year results.